Exhibit 4.4

TELESAT CORPORATION

RESTRICTED SHARE UNIT PLAN

Initially adopted by Telesat Canada on April 17, 2021, as amended and restated and assumed by Telesat Corporation as of November 19, 2021 in connection with the exchange of Telesat Canada RSUs for Telesat Corporation RSUs.

Article 1
purpose

Section 1.1	Purpose

The purpose of this Plan is to advance the interests of the Corporation by: (i) providing Eligible Persons with additional incentive; (ii) encouraging stock ownership by such Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iv) promoting growth and profitability of the Corporation; (v) encouraging Eligible Persons to take into account long-term corporate performance; (vi) rewarding Eligible Persons for sustained contributions to the Corporation and/or significant performance achievements of the Corporation; and (vii) enhancing the Corporation’s ability to attract, retain and motivate Eligible Persons.

Article 2
interpretation

Section 2.1	Defined Terms

For the purposes of this Plan, the following terms have the following meanings:

(a)	“Active Engagement” means any period in which a Participant who is not an employee of the Corporation or an Affiliate provides services to the Corporation or an Affiliate. For certainty, “Active Engagement” shall exclude any period that follows, or ought to have followed, a Participant's last day of providing services to the Corporation or an Affiliate, including at common law;

(b)	“Affiliate” means any Person that controls or is controlled by the Corporation or that is controlled by the same Person that controls the Corporation; provided that with respect to the Corporation or the Employer, the term ‘Affiliate’ shall be limited to any direct or indirect subsidiary of the Corporation with respect to which the Corporation beneficially owns more than 50% of the outstanding voting securities or has the power to elect a majority of its directors;

(c)	“Associate” has the meaning specified in Section 1 of the Securities Act (Ontario);

(d)	“Board” means the board of directors of the Corporation as constituted from time to time;

(e)	“Black-Out Period” means the period of time when, pursuant to the Corporation’s policies in effect from time to time, securities of the Corporation may not be traded by reporting insiders, as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and the TSX Company Manual, as amended from time to time, or other specified persons, as applicable;

(f)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are authorized or obligated by law to close for business in Toronto, Ontario;

(g)	“Canadian Participant” shall mean a Participant who is employed in or resides in any of the provinces or territories of Canada;

(h)	“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise provided in the Participant’s Award Agreement or an Employment Agreement (in which event, as regards to such Participant, the definition of “Cause” or words to similar effect set out therein shall apply in place of the following definition), the termination of the Participant’s Employment on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Corporation or any of its Affiliates; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Corporation and its Affiliates; (iv) the Participant’s unauthorized removal from the premises of the Corporation or an Affiliate of any document (in any medium or form) relating to the Corporation or an Affiliate or the customers or suppliers of, or investors in, the Corporation or an Affiliate; (v) a material breach by the Participant of a policy of the Corporation or an Affiliate to which the Participant is subject or a breach by the Participant of a code of conduct adopted from time to time by the Corporation; (vi) the commission by the Participant of an act of insubordination; (vii) the commission by the Participant of any felony or other serious crime involving moral turpitude; or (viii) with respect to Canadian Participants only, any act or omission of the Participant which would, pursuant to the Canada Labour Code, permit an employer to, without notice or provision of wages in lieu of notice, terminate the employment of an employee. Any rights the Corporation or an Affiliate may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Corporation or Affiliate may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of Employment, it is discovered that such Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred;

(i)	“Change of Control Event”, shall mean, unless the Board determines otherwise or as otherwise provided in a Grant Agreement, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(i)	all or substantially all of the assets of the Corporation (which, for greater certainty, includes the assets of Telesat Partnership) are sold, leased, exchanged, licensed or otherwise disposed of in a single transaction or in a series of related transactions, other than to MHR, PSP or Affiliates of either of them or of the Corporation;

(ii)	any Person or group of Persons who are acting jointly or in concert pursuant to the provisions of the Securities Act (Ontario), other than (A) PSP and its Affiliates or a successor in whole or in part, to PSP or its Affiliates, or (B) MHR or its Affiliates or a successor in whole or in part, to MHR or its Affiliates, acquires, directly or indirectly, ownership of 50% or more of either the outstanding Shares or securities having aggregate voting power for the election of directors of the Corporation, assuming the conversion of all outstanding securities of the Corporation or Telesat Partnership that could be converted into fully voting securities of the Corporation, including securities that are convertible under circumstances that do not then exist because of the nature of the current registered owner of such shares;

(iii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new directors whose election or appointment by such Board, or whose nomination for election was approved by a vote of a majority of the directors of the Corporation then still in office who were entitled to vote and who were either directors of the Corporation at the beginning of such period or whose election or appointment, or whose nomination for election, was previously approved (such persons referred to here as the “Continuing Directors”), cease for any reason to constitute a majority of the Board; provided that any director appointed by PSP or MHR or their respective Affiliates or a successor in whole or in part, to MHR, PSP or their respective Affiliates shall constitute a Continuing Director;

(iv)	a final determination by the Board or Shareholders to (A) liquidate all or substantially all of the assets of the Corporation, (B) wind up the Corporation’s business, or (C) commence proceedings for such a liquidation, winding-up or re-arrangement pursuant to a plan of compromise or plan of arrangement under the Companies’ Creditors Arrangement Act; or

(v)	notwithstanding any of the foregoing, any other matter specifically determined by the Board to be a Change of Control Event for purposes of this Plan;

(j)	“Class A Shares” shall mean the Class A common shares of the Corporation;

(k)	“Class B Shares” shall mean the Class B variable voting shares of the Corporation;

(l)	“Class C Shares” shall mean, together, the Class C fully voting shares of the Corporation and the Class C limited voting shares of the Corporation;

(m)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

(n)	“Commission” means the U.S. Securities and Exchange Commission;

(o)	“Common Shares” means the voting common shares of the Corporation;

(p)	“Corporation” means Telesat Corporation and includes any successor corporation thereto;

(q)	“Consultant” means an individual, other than an employee, executive officer or director of the Corporation or of an Affiliate, that, for a period of 12 months or more:

(i)	is engaged to provide services to the Corporation or an Affiliate, other than services provided in relation to a distribution of the Corporation’s securities;

(ii)	provides the services under a written contract with the Corporation or an Affiliate; and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate;

and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

(r)	“Disability Termination” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise provided in a Grant Agreement or an Employment Agreement (in which event as regards such Participant, the definition of “Disability Termination” or words of similar effect set out therein shall apply in place of the following definition), the termination of the Participant’s employment due to their inability to substantially fulfil their duties on behalf of the Employer as a result of illness or injury for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period, despite the provision of reasonable accommodations by the Employer;

(s)	“Eligible Person” means any director, executive officer, employee or Consultant of the Corporation or any of its Affiliates;

(t)	“Employer” means the Corporation or an Affiliate of the Corporation for which a Participant is Employed and in the event that the employer of a Participant is changed from the Corporation or an Affiliate to the Corporation or another Affiliate of the Corporation, as applicable, then the Corporation or such Affiliate shall become the “Employer” hereunder;

(u)	"Employment" or “Employed” means the period in which a Participant who is an employee or officer of the Employer performs work for the Employer. For certainty, “Employed” or “Employment” shall be deemed to include in the case of an employee (including an employee who is an officer), as applicable, (i) any period of vacation, disability (but only to the extent prior to a Disability Termination), or other leave permitted by legislation, and (ii) any period constituting the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation or labour code (if any). For certainty, “Employment” or “Employed” shall be deemed to exclude any other period that follows or ought to have followed, as applicable, the later of (i) the end of the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation or labour code (if any), or (ii) the Participant's last day of performing work for the Employer (including any period of vacation, disability, or other leave permitted by legislation) whether that period arises from a contractual or common law right;

(v)	“Employment Agreement” means a written employment agreement by and between the Participant and the Employer, if any;

(w)	“Exercise/Surrender Notice” has the meaning specified in Section 4.2 of the Plan;

(x)	“Expiry Date” has the meaning specified in Section 4.3(1)(a) of the Plan;

(y)	“Fair Market Value” means at any date when the market value of Shares of the Corporation is to be determined: (a) if the Shares are listed on any Stock Exchange, the closing price for the Shares on such Stock Exchange on the last trading day before such date; or (b) if the Shares are not listed on any Stock Exchange, then the price determined by the Board using good faith discretion and, for U.S. Participants, in a manner consistent with the requirements of Section 409A;

(z)	“Grant Agreement” shall mean an agreement approved by the Board and entered into by a Participant and the Corporation evidencing the Grant of RSUs pursuant to the Plan;

(aa)	“Grant Date” means the date of grant of RSUs under this Plan as set forth in the relevant Grant Agreement;

(bb)	“Initial Public Offering” shall be deemed to occur on the issue date of Common Shares, Shares or any share convertible into Common Shares qualified for public offer under the first prospectus therefore filed with the Commission, or under Canadian Securities Laws or securities laws of another jurisdiction;

(cc)	“Insider” means a “reporting insider” as defined in National Instrument 55-104 -Insider Reporting Requirements and Exemptions and the TSX Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time;

(dd)	“Investment Canada Act” means the Investment Canada Act (R.S.C., 1985, c. 28) and the regulations thereunder, as the same may be amended and supplemented from time to time;

(ee)	“MHR” means MHR Management Fund LLC and any funds or other investment vehicles managed by MHR Management Fund LLC or any of its Affiliates;

(ff)	“Minimum Withholding Amount” means the minimum mandatory statutory amount of withholding taxes due to the applicable Canadian federal and provincial and applicable United States federal, state and local tax authorities with respect to the vesting, settlement or surrender of vested RSUs in accordance with the terms of this Plan, as determined by the Corporation;

(gg)	“Non-U.S. Participant” means an Eligible Person who is not a U.S. Participant;

(hh)	“Participant” means an Eligible Person to whom RSUs have been granted and are outstanding;

(ii)	“Performance Criteria” means the criteria established by the Board which, without limitation, may include criteria based on the financial performance of the Corporation and/or an Affiliate;

(jj)	“Permitted Assign” shall mean for any Participant:

(i)	a trustee, custodian or administrator acting solely on behalf of, or for the benefit of such person or a spouse of such person;

(ii)	a wholly owned or controlled holding entity of such person or the spouse of such person;

(iii)	an RRSP or a RRIF of such person or the spouse of such person; or

(iv)	a spouse of such person.

(kk)	“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof;

(ll)	“Plan” means this Telesat Corporation Restricted Share Unit Plan, as it may be amended from time to time;

(mm)	“PSP” means Public Sector Pension Investment Board;

(nn)	“Retirement” means the cessation of the employment of a Participant with the Corporation or an Affiliate which is deemed to be a retirement by a resolution of the Board in its sole discretion;

(oo)	“RSU” means a restricted share unit allocated to a Participant in accordance with this Plan which shall, following the Vesting Date, in accordance with and subject to the provisions of this Plan, entitle the holder thereof to receive one Share;

(pp)	“RSU Settlement Date” has the meaning specified in Section 4.3(1)(a)(iii) of the Plan;

(qq)	“Shares” shall mean, together, the Class A Shares and Class B Shares in the capital of the Corporation;

(rr)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan” or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares from treasury, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise, including without limitation this Plan, but excludes any compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares in accordance with section 613(c) of the TSX Company Manual;

(ss)	“Shareholders” means the holders of voting shares in the capital of the Corporation, as the context requires;

(tt)	“Source Deductions” has the meaning specified in Section 3.6 of the Plan;

(uu)	“Stock Exchange” means the Toronto Stock Exchange or, if the Shares are not listed or posted for trading on the Toronto Stock Exchange at a particular date, any other stock exchange on which the majority of the trading volume and value of the Shares are listed or posted for trading;

(vv)	“Telesat Partnership” shall mean Telesat Partnership LP;

(ww)	"Telesat Partnership Units” shall mean, together, the class A units, class B units and class C units of Telesat Partnership exchangeable into Class A Shares, Class B Shares and Class C Shares, respectively, of the Corporation;

(xx)	“Termination Date” shall mean the date on which a Participant ceases to be an Eligible Employee as a result of the termination of their employment or retention with the Employer for any reason, including death, Retirement, resignation or termination with Cause or without Cause, or in the event of a Disability Termination. For the purposes of this definition and the Plan, a Participant’s employment or retention with the Employer shall be considered to have terminated on the last day of the Participant’s Employment or Active Engagement with the Employer, whether such date is selected by mutual agreement with the Participant, or unilaterally by the Participant or the Employer, and whether with or without advance notice to the Participant;

(yy)	“TSX” shall mean the Toronto Stock Exchange;

(zz)	“U.S. Participant” means an Eligible Person who is a citizen or resident of the United States, or who is otherwise subject to taxation under the Code;

(aaa)	“U.S. Participant Election Notice” has the meaning specified in Section 4.2(c) of the Plan;

(bbb)	“U.S. RSU Settlement Date” has the meaning specified in Section 4.3(1)(b)(i) of the Plan;

(ccc)	“Vesting Date” means the date determined in accordance with the terms of the Grant Agreement entered into in respect of RSUs on and after which a particular RSU may be exercised or surrendered (as applicable), subject to amendment or acceleration from time to time in accordance with the terms of this Plan; and

In this Plan, words importing the singular number include the plural and vice versa.

Article 3
Administration

Section 3.1	Administration

(1)	This Plan shall be administered and interpreted by the Board, or where the Board has delegated the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member of the Board, such committee or member. In such circumstances, all references to the Board in this Plan include reference to such committee and/or member of the Board, as applicable, except as otherwise determined by the Board.

(2)	Subject to the terms and conditions set forth in this Plan, the Board is authorized to provide for the granting, vesting, exercising/surrendering and settlement of RSUs, all on such terms (which may vary between RSUs granted from time to time) as it determines. In addition, the Board has the authority to (i) construe and interpret this Plan and all agreements entered into under this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) determine the Eligible Persons to whom grants of RSUs shall be made; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board will be binding on all Participants and on their legal, personal representatives and beneficiaries.

(3)	No member of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of this Plan, any Grant Agreement or any RSU granted pursuant to this Plan. To the full extent permitted by law, the Corporation shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person is or was a member of the Board or any committee to the extent such criminal or civil action or proceeding relates to the Plan.

(4)	The day-to-day administration of this Plan may be delegated to such officers and employees of the Corporation as the Board determines.

Section 3.2	Shares Reserved

(1)	Subject to Section 3.2(3), the securities that may be acquired by Participants under this Plan will consist of authorized but unissued Shares.

(2)	The total number of Shares issuable under this Plan is 1,487,581. Notwithstanding any other provision of this Plan, from and after the completion of an Initial Public Offering of any shares of the Corporation, no additional RSUs shall be granted under this Plan.

(3)	If there is a change in the outstanding Shares by reason of any stock dividend or split, or in connection with a reclassification, reorganization or other change of Shares, consolidation, distribution, merger or amalgamation, the Board shall make, subject to any required approval of a Stock Exchange or other regulatory authority, the appropriate substitution or adjustment in order to maintain the Participants’ economic rights in respect of their RSUs in connection with such change, including without limitation:

(a)	Adjustments to the number of Shares to which a Participant is entitled upon the settlement or exercise/surrender of an RSU;

(b)	Adjustments permitting the immediate settlement or exercise/surrender of any outstanding RSUs; and

(c)	Adjustments to the number or kind of Shares reserved for issuance pursuant to this Plan.

(4)	RSUs to issue or purchase Class A Shares may be granted hereunder to Eligible Persons who are “Canadian” as such term is defined in the Investment Canada Act and RSUs to issue or purchase Class B Shares may be granted hereunder to Eligible Persons that are not “Canadian” as such term is defined in the Investment Canada Act. At the discretion of the General Counsel, a declaration of residency may be required from an Eligible Participant prior to the settlement of an RSU hereunder in Class A Shares or Class B Shares, as applicable.

Section 3.3	Limits with Respect to Insiders

(1)	The maximum number of Shares, including Shares issuable under any other Share Compensation Arrangement, that are (i) issued to Insiders within any one year period, or (ii) issuable to Insiders at any time, in each case, under this Plan alone or when combined with all other share compensation arrangements, shall not exceed 10% of the total number of Shares issued and outstanding from time to time, on a diluted-basis assuming the exchange of all Class C Shares and all Telesat Partnership Units into Shares of the Corporation.

(2)	Despite the foregoing and for greater certainty, the total annual grant to any one non-employee director under all Share Compensation Arrangements cannot exceed an aggregate grant value of $150,000 in total equity.

Section 3.4	Amendment and Termination

(1)	The Board may, in its sole discretion, suspend or terminate this Plan at any time, or from time to time amend or revise the terms of this Plan or of any RSU granted under this Plan and any Grant Agreement relating to it, provided that no such suspension, termination, amendment or revision will be made:

(a)	except in compliance with applicable law and with the prior approval, if required, of (i) a Stock Exchange or any other regulatory body having authority over the Corporation, this Plan or (ii) the Shareholders; and

(b)	in the case of an amendment or revision to this Plan or any Grant Agreement, if it would materially adversely affect the rights of any Participant, without the consent of the Participant.

(2)	If this Plan is terminated, the provisions of this Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any RSU or any rights granted pursuant to this Plan remain outstanding and, despite the termination of this Plan, the Board may make such amendments to this Plan or to the terms of any outstanding RSUs as they would have been entitled to make if this Plan were still in effect.

(3)	Subject to any applicable rules of a Stock Exchange, the Board may from time to time, in its absolute discretion and without the approval of Shareholders, make the following amendments to this Plan or any RSU:

(a)	any amendment to the vesting and assignability provisions of this Plan and any RSU;

(b)	any amendment regarding the effect of any termination of a Participant’s employment, engagement, contract, service or office;

(c)	any amendment which accelerates the date on which an RSU may be exercised under this Plan;

(d)	any amendment to the definition of an Eligible Person;

(e)	any amendment to add provisions permitting for the granting of cash-settled awards, a form of financial assistance, or clawback and any amendment to a cash-settled award, financial assistance, dividend equivalent or clawback provision which is adopted;

(f)	any amendment necessary to comply with applicable law or the requirements of any Stock Exchange or any other regulatory body having authority over the Corporation, this Plan or the Shareholders;

(g)	any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of this Plan or any agreement ancillary thereto, correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correct any grammatical or typographical errors or amend the definitions in this Plan regarding administration of this Plan;

(h)	any amendment regarding the administration of this Plan; and

(i)	any other amendment, fundamental or otherwise, that does not require the approval of Shareholders under Section 3.4(4)

(4)	Shareholder approval is required for the following amendments to this Plan:

(a)	any increase in the maximum number of Shares that may be issuable pursuant to RSUs granted under this Plan as set out in Section 3.2, other than an adjustment pursuant to Section 3.2(3);

(b)	any (i) reduction in the purchase price in respect of settlement of RSUs, (ii) extension of the term of an RSU, including the Expiry Date, benefitting an Insider, except in case of an extension due to a Black-Out Period or (iii) amendment providing for the cancellation and reissue of RSUs other than an adjustment pursuant to Section 3.2(3);

(c)	any amendment to remove or to exceed the insider participation limit set out in Section 3.3(1);

(d)	any amendment which would permit RSUs to be transferable or assignable other than by will or the laws of descent and distribution (provided that RSUs may be transferred or assigned to a Permitted Assign with the Board’s prior written consent and subject to such conditions as the Board may stipulate, as set out in Section 3.8); and

(e)	any amendment to Section 3.4(3) or Section 3.4(4).

Section 3.5	Compliance with Legislation

(1)	This Plan, the terms of the issue or grant of, and the grant, vesting, exercise/surrender (with respect to Non-U.S. Participants) and settlement of, any RSU under this Plan, and the Corporation’s obligation to sell and deliver Shares upon the settlement of RSUs, is subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of a Stock Exchange and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation is not obliged by any provision of this Plan or the grant of any RSU under this Plan to issue or sell Shares if, in the opinion of the Board, such action would constitute a violation by the Corporation or a Participant of any laws, rules and regulations, including the rules and regulations of any Stock Exchange, or any condition of such approvals.

(2)	The Participant agrees to fully cooperate with the Corporation in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Corporation with such laws, rule and requirements, including all tax withholding and remittance obligations.

(3)	No RSU will be granted, and no Shares issued under this Plan or a Grant Agreement, where such grant, issue or sale would require the filing of a prospectus or the registration of this Plan or of Shares under the securities laws of any jurisdiction (other than the United States), and any purported grant of any RSU or purported issue of Shares under this Plan (or a Grant Agreement) in violation of this provision is void.

(4)	The Corporation shall be under no obligation to file any prospectus in respect of the Shares subject to any RSU, except as otherwise agreed in writing with the Corporation, or otherwise become a reporting issuer pursuant to Canadian Securities Laws or to effect similar compliance under the laws of any other jurisdiction. Notwithstanding anything herein to the contrary, the Corporation shall not be required to issue or deliver any certificates evidencing Shares upon the settlement of any RSUs where the issuance and delivery of such certificates would not be in compliance with any applicable laws, regulations or governmental authorities and, if applicable, the requirements of any exchange on which the Shares or other securities of the Corporation are listed or traded. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with any such laws, regulations or requirements; provided, however, that any such Participant will not be required to incur out of pocket expenses in connection with making such covenants, agreements or representations (excluding as a result of a violation by the Participant of any such covenant, agreement or representation).

(5)	If Shares cannot be issued to a Participant upon the vesting, exercise/surrender and settlement of an RSU due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares will terminate and the Board will be entitled to take such action that it considers fair and equitable in the circumstances.

Section 3.6	Tax Withholdings

Notwithstanding any other provision contained herein, in connection with the settlement or surrender of RSUs from time to time, as a condition to such settlement or surrender the Corporation shall, in its sole discretion: (i) require such Participant to pay to the Corporation or the relevant Affiliate an amount as necessary so as to ensure that the Corporation or such Affiliate, as applicable, is in compliance with the applicable provisions of any federal, provincial, local or foreign law relating to the withholding of tax or other required deductions in connection with the vesting, settlement or surrender of such RSUs (the “Source Deductions”); (ii) be entitled to withhold from any amount payable to a Participant (including, where applicable, the withholding of Shares issuable in connection with the settlement or surrender of RSUs), either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation or the relevant Affiliate is in compliance with the applicable Source Deductions relating to the vesting, settlement or surrender of such RSUs and remit such amount to the appropriate governmental agency; or (iii) make such other arrangements as the Corporation may reasonably require to satisfy the Source Deductions.

Section 3.7	Miscellaneous

(1)	This Plan does not grant any Participant or any employee of the Corporation or its Affiliates the right or obligation to serve or continue to serve as a Consultant, director, officer or employee, as the case may be, of the Corporation or its Affiliates. The awarding of RSUs to any Eligible Person is a matter to be determined solely in the discretion of the Board. This Plan will not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Corporation, other than as specifically provided for in this Plan. The grant of an RSU to, or the vesting and settlement or exercise/surrender of an RSU in favour of, a Participant under this Plan does not create the right or expectation for any Participant to receive additional grants of RSUs under this Plan or a similar award.

(2)	No fractional Shares will be issued upon the settlement or exercise/surrender of RSUs granted under this Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the settlement of an RSU, or from an adjustment pursuant to Section 3.2(3), such Participant will only have the right to receive the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(3)	The Corporation makes no representation or warranty as to the future Fair Market Value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant, settlement or exercise/surrender of an RSU and/or transactions in the Shares. Neither the Corporation, nor any of its directors, officers, employees, Shareholders or agents will be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares under this Plan or a Grant Agreement, with respect to any fluctuations in the Fair Market Value of Shares or in any other manner related to this Plan or a Grant Agreement.

(4)	The Board may adopt such rules or regulations and vary the terms of this Plan and any RSU issued in accordance with this Plan as it considers necessary to address tax or other requirements of any applicable non-Canadian jurisdiction.

(5)	Participants (and their legal personal representatives) have no legal or equitable rights, claims, or interest in any specific property or assets of the Corporation or any Affiliate. No assets of the Corporation or any Affiliate will be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any Affiliate under this Plan. Any and all of the Corporation’s or any Affiliate’s assets are, and remain, the general unpledged, unrestricted assets of the Corporation or Affiliate. The Corporation’s or any Affiliate’s obligation under this Plan are merely that of an unfunded and unsecured promise of the Corporation or such Affiliate to pay money in the future, and the rights of Participants (and their legal personal representatives) are no greater than those of unsecured general creditors.

(6)	For greater certainty, no amount will be paid to, or in respect of, a Participant under this Plan or pursuant to any other arrangement, and no additional RSUs will be granted to such Participant to compensate for a downward fluctuation in the Fair Market Value of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(7)	This Plan is governed by the laws of Ontario and the federal laws of Canada applicable therein.

(8)	Except as otherwise provided herein or as expressly provided in a Grant Agreement, in the event of a conflict between the terms of the Plan and the terms of any Grant Agreement, the terms of the Plan shall govern.

Section 3.8	Transferability of RSUs

(1)	Except as set forth herein, RSUs are not transferable. RSUs may be exercised/surrendered and settled only by:

(a)	the Participant to whom the RSUs were granted;

(b)	with the Board’s prior written approval and subject to such conditions as the Board may stipulate, such Participant’s Permitted Assign;

(c)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(d)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant.

Section 3.9	Section 409A

(1)	It is intended that RSUs granted under the Plan to U.S. Participants be exempt from or comply with the requirements of Section 409A and all provisions of the Plan will be construed and interpreted in a manner consistent with such intention.

(2)	If any provision of the Plan, a Grant Agreement or any RSU issued to a U.S. Participant contravenes Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Section 409A, the Board may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to the minimum extent necessary to: (a) comply with, or avoid being subject to, Section 409A, or to avoid incurring taxes, interest and penalties under Section 409A; and/or (b) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Corporation or contravening Section 409A. Notwithstanding anything to the contrary in the Plan or otherwise, the Board shall retain the power and authority to amend or modify this Section 3.8 to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any U.S. Participant.

(3)	With respect to any amounts payable under this Plan that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, notwithstanding any other provision of this Plan or any Grant Agreement to the contrary: (a) a Participant shall not be considered to have experienced a termination of employment or service unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code; (b) if a Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Corporation), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A that otherwise would be payable by reason of a Participant’s “separation from service” (within the meaning of Section 409A) during the six-month period immediately following such separation from service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s separation from service or any earlier date permitted by Section 409A; provided that, if the Participant dies following such separation from service and prior to the payment of any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days following the date of the Participant’s death; and (c) in the event that the payment of such amounts would be accelerated upon the occurrence of (i) a Change of Control Event, no such acceleration shall be permitted unless the event giving rise to the Change of Control Event constitutes a “change in the ownership or effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of U.S. Treasury Regulation Sections 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change of Control Event; or (ii) a “disability” or “incapacity”, no such acceleration shall be permitted unless the “disability” or “incapacity” also satisfies the definition of “Disability” pursuant to Section 409A.

Article 4
RESTRICTED SHARE UNITS

Section 4.1	Grants of RSUs

(1)	Subject to the provisions of this Plan, the Board shall, in its sole discretion and from time to time, determine the Eligible Persons to whom RSUs may be granted based on their current and potential contribution to the success of the Corporation.

(2)	Subject to the provisions of this Plan, the Board may grant RSUs to any Eligible Person upon the terms, conditions and limitations set forth herein and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine and set forth in the Grant Agreement, including any Performance Criteria that may be applicable to the RSUs; provided that no RSU in respect of which Shareholder approval is required under the rules of a Stock Exchange or any other regulatory authority is granted until the time that such grant has been approved by the Shareholders.

(3)	The grant of a RSU shall be evidenced by a Grant Agreement.

(4)	The Corporation shall maintain a notional account for each Participant, in which shall be recorded the number of vested and unvested RSUs granted or credited to such Participant.

(5)	The grant of a RSU to a Participant, or the settlement or exercise/surrender of a RSU, under the Plan shall neither entitle such Participant to receive nor preclude such Participant from receiving subsequently granted RSUs.

Section 4.2	Accelerated Vesting

Notwithstanding any other provision contained herein, but subject to any applicable securities laws and unless otherwise specified in a Grant Agreement, if at any time prior to the vesting of a Participant’s unvested RSUs such Participant becomes subject to any tax or any similar governmental charges (including interest and penalties) under the Code or any similar taxing statute (including the Income Tax Act (Canada)) in respect of the receipt or holding of such RSUs (or any securities substituted therefor) (the “Tax Liability”), the lesser of the following number of unvested RSUs will immediately vest: (i) number of unvested RSUs held by the Participant, and (ii) number of unvested RSUs which will provide the Participant with the after-tax value (after-tax meaning for this purpose after any tax payable in respect of the receipt of the Shares underlying the RSUs or on the immediate sale of the Shares underlying the RSUs following receipt assuming the Participant held no other Shares of the Corporation) equal to the difference between the Tax Liability and the after-tax value (at the time of vesting) of the Participant’s previously vested RSUs under this Plan (the “Accelerated Vesting” and such RSUs subject to Accelerated Vesting herein the “Accelerated RSUs”) and (A) with respect to a Non-U.S. Participant, may be exercised or surrendered by the Participant at any time following the Accelerated Vesting and prior to the Expiry Date, by the Participant submitting a notice of exercise/surrender, in substantially the form set forth on Schedule A (an “Exercise/Surrender Notice”) to the Corporation, setting forth the number of Accelerated RSUs that it elects to have settled by or surrendered to the Corporation or (B) with respect to a U.S. Participant, will be settled or surrendered as set forth below. For purposes only of determining the manner in which RSUs may be settled or surrendered (including when a Participant may have the option to surrender RSUs for cash), any previously vested RSUs under this Plan which are not yet settled or surrendered but had reduced the number of “Accelerated RSUs” in the above formula, shall be deemed to be Accelerated RSUs. Accelerated RSUs will be settled or surrendered as follows:

(a)	If the Participant is a Non-U.S. Participant and the Shares are listed for trading on a Stock Exchange, and the Participant is not prohibited from exercising an RSU due to a Black-Out Period or other trading restriction imposed on the Corporation, the Accelerated RSUs will be settled upon receipt of the Exercise/Surrender Notice by the issuance by the Corporation of Shares from treasury equal to the number of Accelerated RSUs exercised at such time.

(b)	If the Participant is a Non-U.S. Participant and the Shares are not listed for trading on a Stock Exchange, and the Participant is not prohibited from exercising an RSU due to a Black-Out Period or other trading restriction imposed on the Corporation, the Non-U.S. Participant may elect, in lieu of exercising such RSUs, to surrender his or her Accelerated RSUs to the Corporation in consideration for a payment by the Corporation in cash in an amount equal to the Fair Market Value of the Accelerated RSUs.

(c)	If the Participant is a U.S. Participant, the Accelerated RSUs shall be settled as soon as administratively practicable following the Accelerated Vesting but in no event later than March 15th of the year following the year in which the Accelerated Vesting occurs by the issuance of Shares from treasury equal to the number of Accelerated RSUs; provided that, if the Shares are not listed for trading on a Stock Exchange, and there is no Black-Out Period or other trading restriction imposed on the Corporation, the Participant may submit an election notice, in substantially the form set forth in Schedule B (a “U.S. Participant Election Notice”) to the Corporation electing, in lieu of receiving Shares, to surrender his or her Accelerated RSUs to the Corporation in consideration for a payment by the Corporation in cash in an amount equal to the Fair Market Value of the Accelerated RSUs.

Section 4.3	Exercise/Surrender and Settlement of RSUs

(1)	Except as otherwise provided in a Participant’s Grant Agreement or any other provision of this Plan:

(a)	With respect to Non-U.S. Participants:

(i)	all RSUs expire on the date (the “Expiry Date”) set out in a Participant’s Grant Agreement, provided that no RSU may be exercised or surrendered following the date that is ten (10) years from the date the RSU is granted;

(ii)	all vested RSUs covered by a particular grant may be exercised or surrendered by the Non-U.S. Participant at any time following the Vesting Date but prior to the Expiry Date, provided that the Participant is not prohibited from exercising an RSU due to a Black-Out Period or other trading restriction imposed on the Corporation, by the Non-U.S. Participant submitting an Exercise/Surrender Notice to the Corporation setting forth the number of RSUs that it elects to exercise or surrender to the Corporation; and

(iii)	Except as otherwise provided in a Non-U.S. Participant’s Grant Agreement or any other provision of this Plan, settlement of RSUs (i) shall occur no later than ten (10) Business Days following the date on which an Exercise/Surrender Notice is received by the Corporation (the “RSU Settlement Date”) and (ii) (x) if the Non-U.S. Participant elects to exercise his or her RSUs, be satisfied by the issuance by the Corporation of Shares from treasury equal to the number of vested RSUs specified in the Exercise/Surrender Notice to be exercised by the Non-U.S. Participant, or (y) if the Shares are not listed for trading on a Stock Exchange and the Non-U.S. Participant elects to surrender his or her RSUs, be satisfied by a cash payment equal to the Minimum Withholding Amount and the issuance by the Corporation of Shares from treasury with a Fair Market Value equal to the balance of the Fair Market Value of the RSUs surrendered under the Exercise/Surrender Notice. The Minimum Withholding Amount will be remitted to the appropriate governmental agency by the Corporation for the Non-U.S. Participant’s account.

(b)	With respect to U.S. Participants:

(i)	All of the vested RSUs covered by a particular grant shall be settled as soon as administratively practicable following the Vesting Date, but in any case on a date that is no later than March 15th of the year following the year in which the Vesting Date occurs (the “U.S. RSU Settlement Date”); and

(ii)	Except as otherwise provided in a U.S. Participant’s Grant Agreement or any other provision of this Plan and provided that there is no Black-Out Period or other trading restriction imposed on the Corporation, settlement of RSUs shall be satisfied by the issuance by the Corporation of Shares from treasury equal to the number of vested RSUs held by the U.S. Participant; provided that if the Shares are not listed for trading on a Stock Exchange, and there is no Black-Out Period or other trading restriction imposed on the Corporation, a U.S. Participant may submit a U.S. Participant Election Notice to the Corporation electing, to surrender a portion of their vested RSUs in consideration for a payment by the Corporation in cash in an amount equal to the Minimum Withholding Amount, with the balance being satisfied by the issuance by the Corporation of Shares from treasury.

(2)	For greater certainty and notwithstanding Section 4.2 and Section 4.3(1), except as otherwise provided in a Participant’s Grant Agreement and subject to the Board’s discretion as exercised from time to time, in no event will a Participant be entitled to elect to settle or surrender any vested RSUs for payment in cash following an Initial Public Offering. In addition, for the avoidance of doubt, in no event shall a U.S. Participant have discretion with respect to the timing of the U.S. RSU Settlement Date.

(3)	Following the settlement of the RSUs in accordance with Section 4.3(1)(a)(iii) or Section 4.3(1)(b)(ii), the RSUs so settled shall be of no value whatsoever and shall be struck from the Participant’s notional account maintained by the Corporation.

Section 4.4	Black-Out Period

Notwithstanding any other provision of this Plan, if the Expiry Date, the RSU Settlement Date or the U.S. RSU Settlement Date, as applicable, of a vested RSU falls on, or within nine (9) Business Days immediately following a date upon which (i) a Non-U.S. Participant is prohibited from exercising or surrendering an RSU or (ii) the settlement or surrender of such RSUs is prohibited, in each case due to a Black-Out Period, then the Expiry Date, the RSU Settlement Date or the U.S. RSU Settlement Date of such RSU shall be automatically extended to the tenth (10th) Business Day following the date the relevant Black-Out Period is lifted, terminated or removed, but in no event, in the case of a U.S. Participant, shall a U.S. RSU Settlement Date be later than March 15th of the year following the year in which the Vesting Date occurs.

Section 4.5	Change of Control

(1)	Despite any other provision of this Plan or any Grant Agreement and subject to Section 3.5, in the event of a Change of Control Event, the Board may take such action as the Board in its sole discretion considers appropriate in the circumstances, including, without limitation, (i) changing the vesting or manner of settlement of any RSU, (ii) changing the Expiry Date or term of any RSU, or (iii) providing for the substitution or replacement of RSUs, including with awards of the surviving Corporation resulting from the Change of Control Event (or any affiliate thereof) or the potential successor (or any affiliate thereto).

(2)	No fractional Shares or other security will be issued upon the exercise or settlement of any RSUs and accordingly, if as a result of a Change of Control Event, a Participant would become entitled to a fractional Share or other security, such Participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(3)	Despite anything else to the contrary in this Plan or any Award Agreement, in the event of a potential Change of Control Event, the Board will have the power, in its sole discretion, to modify the terms of this Plan and/or the RSUs to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control Event. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control Event, subject to applicable law (including the requirements of Section 409A), the Board has the power, in its sole discretion, to accelerate the vesting of RSUs and to permit Participants to conditionally exercise or settle their RSUs, as applicable, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of the take-over bid (or the effectiveness of such other transaction leading to a Change of Control Event). If, however, the potential Change of Control Event referred to in this Section 4.5(3) is not completed within the time specified (as the same may be extended), then despite this Section 4.5(3) or the definition of “Change of Control Event”: (i) any conditional exercise or settlement of vested RSUs, as applicable, will be deemed to be null, void and of no effect, and such conditionally exercised or settled RSUs will for all purposes be deemed not to have been exercised or settled, and (ii) RSUs which vested pursuant to this Section 4.5(3) will be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares and the original terms applicable to such RSUs will be reinstated.

(4)	If the Board has, pursuant to the provisions of Section 4.5(3), permitted the conditional exercise or settlement of RSUs in connection with a potential Change of Control Event, then the Board will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control Event and on such terms as it sees fit, any RSUs not exercised or settled (including all unvested RSUs), as applicable.

Section 4.6	Cessation of Service

(1)	With respect to Non-U.S. Participants, except as may be otherwise provided in a Participant’s Grant Agreement or Employment Agreement or as otherwise determined by the Board, in its sole discretion:

(a)	if a Participant (A) ceases to be an Eligible Person as a result of his or her resignation or Retirement, (B) is no longer serving as a director of the Corporation, or (C) ceases to be an Eligible Person as a result of such Participant’s Active Engagement or Employment having been terminated without Cause, each vested RSU must be exercised/surrendered on the earlier of the original Expiry Date of the RSU and ninety (90) days following the Termination Date, and all unvested RSUs will terminate and become void on the Termination Date;

(b)	if a Participant ceases to be an Eligible Person by reason of death, each RSU held by such Participant will continue to vest for a period of 12 months from the Termination Date and all vested RSUs, including those that vest during such 12 month period, held by such Participant must be exercised/surrendered within the earlier of 12 months from the Termination Date and the original Expiry Date of the RSU, and afterwards each vested RSU held by such Participant and all unvested RSUs that do not vest hereunder will terminate and become void;

(c)	if a Participant ceases to be an Eligible Person by reason of Disability Termination, all vested RSUs held by such Participant must be exercised/surrendered within the earlier of 12 months from the Termination Date and the original Expiry Date of the RSU, and afterwards each vested RSU held by such Participant and all unvested RSUs will terminate and become void; and

(d)	if a Participant ceases to be an Eligible Person as a result of such Participant’s Active Engagement or Employment having been terminated for Cause, each RSU, whether vested or unvested will automatically terminate and become void on the Termination Date.

(2)	With respect to U.S. Participants, except as may be otherwise provided in a Participant’s Grant Agreement or Employment Agreement or as otherwise determined by the Board, in its sole discretion:

(a)	if Participant (A) ceases to be an Eligible Person as a result of his or her resignation or Retirement, (B) is no longer serving as a director of the Corporation, or (C) ceases to be an Eligible Person as a result of such Participant’s Active Engagement or Employment having been terminated without Cause, each vested RSU will be settled on the U.S. RSU Settlement Date, and all unvested RSUs will terminate and become void on the Termination Date;

(b)	if a Participant ceases to be an Eligible Person by reason of death, each RSU held by such Participant will immediately vest as if the Participant’s employment had continued for an additional 12 months from the Termination Date and all vested RSUs, including those that vest as a result of this provision, held by such Participant will be settled on the U.S. RSU Settlement Date, and all unvested RSUs that do not vest will terminate and become void;

(c)	if a Participant ceases to be an Eligible Person by reason of Disability Termination, all vested RSUs held by such Participant will be settled by the U.S. RSU Settlement Date, and all unvested RSUs will terminate and become void on the Termination Date; and

(d)	if a Participant ceases to be an Eligible Person as a result of such Participant’s Active Engagement or Employment having been terminated for Cause, each RSU, whether vested or unvested will automatically terminate and become void on the Termination Date.

(3)	No Participant shall have any entitlement to damages or other compensation arising from or related to not receiving any RSUs which would have, but for this Plan or any Award Agreement, vested or accrued to the Participant after such Participant’s Termination Date, including but not limited to damages in lieu of notice of termination at common law. However, nothing herein is intended to limit any statutory entitlements on termination and such statutory entitlements shall, if required, apply despite this language to the contrary.

Section 4.7	Lockup

Upon any public offering of the Shares, a Participant shall be obligated to observe any limitations on sale, transfer or other transaction with regard to the securities of the Corporation as requested by the underwriter and approved by the Board.

Section 4.8	Notice

Any notice required to be given by this Plan must be in writing and be given by registered mail, prepaid postage, or delivered by courier or by facsimile transmission addressed, if to the Corporation, to the office of the Corporation at 160 Elgin Street, Suite 2100, Ottawa, Ontario, Canada, K2P 2P7, Attention: Secretary; or if to a Participant, to such Participant at his or her address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing, then to the last known address of such Participant; or if to any other person, to the last known address of such person.

Section 4.9	Rights of Participants

(1)	Except as expressly set forth in the Plan or a Grant Agreement, no Participant has any of the rights or privileges of a Shareholder in respect of any underlying Shares issuable upon the vesting and settlement or exercise/surrender of RSUs, including without limitation, the right to participate in any new issue of Shares to existing holders of Shares, until such RSUs have been settled and such underlying Shares have been issued to such person. For greater certainty, nothing contained in this Plan nor in any RSU granted in accordance with this Plan is deemed to give any Participant any interest or title in or to any Shares or any other legal or equitable right against the Corporation or any of its Affiliates whatsoever, other than as set forth in this Plan and pursuant to the settlement of an RSU.

(2)	No person has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	the circumstances described in Section 3.7(1);

(ii)	any loss or reduction of rights or expectations under the Plan in any circumstances (including termination of employment or engagement for any reason);

(iii)	any exercise of discretion or a decision taken in relation to a grant of RSUs or to the Plan, or any failure to exercise discretion or make a decision; or

(iv)	the operation, suspension, termination or amendment of the Plan.

Section 4.10	Right to Issue Other Shares

The Corporation is not by virtue of this Plan restricted in any way from declaring and paying stock dividends, issuing further Shares, or varying or amending its share capital or corporate structure.

Section 4.11	Quotation of Shares

The Corporation must apply to the Toronto Stock Exchange for the listing or quotation, as applicable, of the Shares issued upon the settlement of all RSUs granted under this Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on the Toronto Stock Exchange.

Article 5
Board Approval

Section 5.1	Adoption

The adoption of this Plan was initially approved by the board of directors of Telesat Canada on April 17, 2021 and subsequently approved by the Board on November 16, 2021.

Schedule A
Form of Exercise/Surrender Notice

ELECTION TO EXERCISE/SURRENDER RSUS

For Non-U.S. Participants Only

TO:       TELESAT CORPORATION (the “Corporation”)

The undersigned RSU holder hereby irrevocably elects to exercise or surrender restricted share units (“RSUs”) granted by the Corporation to the undersigned as set out in a Restricted Share Unit Grant Agreement dated [     ], 20[  ] and pursuant to the Telesat Corporation Restricted Share Unit Plan (the “Plan”) for the number of Shares of the Corporation as set forth below. Terms used but not defined herein have the respective meanings ascribed to such term in the Plan.

Exercise Alternative Number of RSUs exercised: ____________________
□ The undersigned elects to have his or her RSUs settled by the issuance by the Corporation of Shares from treasury equal to the number of RSUs exercised hereunder. OR

Surrender Alternative

Aggregate number of RSUs surrendered: ___________________

Provided that the Shares are not listed for trading on a Stock Exchange, the undersigned elects to surrender his or her RSUs in exchange for a cash payment equal to the Minimum Withholding Amount (as defined in the Plan) and the issuance by the Corporation of Shares from treasury in respect of the balance. The Corporation shall remit the Minimum Withholding Amount to the appropriate governmental agency for the RSU holder’s account.

OR

Accelerated Vesting Surrender Alternative

Number of RSUs surrendered: ______________________

Provided Section 4.2(b) of the Plan applies and the Shares are not listed for trading on a Stock Exchange, the undersigned elects to surrender his or her RSUs in exchange for a payment by the Corporation in cash in an amount equal to the Fair Market Value of the RSUs surrendered.

DATED this ____ day of _________________, ______.

Signature

Name

C-1

Schedule B

Form of U.S. Participant Election Notice

ELECTION TO RECEIVE CASH

For U.S. Participants Only

TO:       TELESAT CORPORATION (the “Corporation”)

The undersigned RSU holder hereby irrevocably elects to surrender restricted share units (“RSUs”) granted by the Corporation to the undersigned as set out in a Restricted Share Unit Grant Agreement dated l, 20l and pursuant to the Telesat Corporation Restricted Share Unit Plan (the “Plan”) in consideration for cash as set forth below. For the avoidance of doubt, any amounts payable hereunder shall be paid on the U.S. RSU Settlement Date, and in no event shall the undersigned have discretion with respect to the timing of the U.S. RSU Settlement Date. Terms used but not defined herein have the respective meanings ascribed to such term in the Plan.

Surrender Alternative

Aggregate number of vested RSUs surrendered: ___________________

Provided the Shares are not listed for trading on a Stock Exchange, the undersigned elects to surrender his or her vested RSUs in exchange for a cash payment equal to the Minimum Withholding Amount (as defined in the Plan) and the issuance by the Corporation of Shares of the Corporation from treasury in respect of the balance. The Corporation shall remit the Minimum Withholding Amount to the appropriate governmental agency for the RSU holder’s account.

OR

Accelerated Vesting Surrender Alternative

Number of vested RSUs surrendered: ______________________

Provided Section 4.2(c) of the Plan applies and the Shares are not listed for trading on a Stock Exchange, the undersigned elects to surrender his or her vested RSUs in exchange for a payment by the Corporation in cash in an amount equal to the Fair Market Value of the RSUs surrendered.

[Dividend Equivalent Rights

To the extent the undersigned has been granted additional rights to acquire Shares under Section 8 of his or her grant agreement in respect of the RSUs settled above, the Corporation will issue those Shares to the undersigned.  However, the undersigned should initial here ______ if he or she elects to surrender such rights and receive cash in lieu of such Shares in accordance with Section 8 of his or her grant agreement.] [NTD: Only include to the extent the Participant has received dividend equivalent rights in their Grant Agreement. This is not to be included in the general form which will be seen by all employees.]

C-2

DATED this ____ day of __________________, ______.

Signature

Name

C-3